Filed pursuant to 424(b)(3)

Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 5 DATED JUNE 25, 2014

TO THE PROSPECTUS DATED APRIL 28, 2014

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated April 28, 2014 (the “Prospectus”) as supplemented by Supplement No. 1, dated May 16, 2014, Supplement No. 2, dated May 22, 2014, Supplement No. 3, dated June 11, 2014 and Supplement No. 4, dated June 12, 2014. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update disclosure in the section of the Prospectus titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments.”

A.	Update to the Section of the Prospectus Titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments”

The following new subsection is inserted before the paragraph that is immediately prior to the subsection of the Prospectus titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Corporate Line of Credit” on page 81 of the Prospectus:

Palm Beach Commerce Center

On June 20, 2014, we, through one of our wholly-owned subsidiaries, acquired from Palmtree Acquisition Corporation, as the seller, a 100% fee interest in one industrial building located in the South Florida market, totaling approximately 71,000 square feet on 4.4 acres, which we refer to herein as the “Palm Beach Commerce Center.” The building is 100% leased to Woodfield Distribution, LLC, a third-party logistics provider specializing in pharmaceutical supply chain solutions for the healthcare industry. Woodfield Distribution, LLC leases approximately 71,000 square feet, or 100% of the building’s rentable area, under a lease with a remaining lease term of 9.1 years that expires in July 2023.

The total purchase price was approximately $7.2 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. We estimate that the purchase price capitalization rate is approximately 5.8%. Pursuant to the terms of the Advisory Agreement, as amended, we paid an acquisition fee to the Advisor of approximately $144,000, equal to 2.0% of the purchase price of this transaction. We funded the acquisition using proceeds from this offering.

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